SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2003

PMA Capital Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	000-22761 (Commission File Number)	23-2217932 (IRS Employer Identification No.)

1735 Market Street, Suite 2800 Philadelphia, Pennsylvania (Address of principal executive offices)	19103-7590 (Zip Code)

Registrant's telephone number, including area code:

(215) 665-5046

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On November 6, 2003, several purported class action lawsuits were filed against PMA Capital Corporation and certain other defendants. Two of the purported class action lawsuits captioned Pitt v. PMA Capital Corporation have been filed in the Eastern District of Pennsylvania by alleged shareholders of PMA Capital who seek to represent a class of purchasers of PMA Capital securities from May 7, 2003 to November 3, 2003. The complaint names PMA Capital Corporation and certain officers as defendants. The complaints allege, among other things, that the defendants violated Rule 10b-5 of the Securities Act of 1934 by making materially false and misleading public statements and material omissions during the class period regarding the Company’s loss reserves.

The other purported class action lawsuit, Augenbaum v. PMA Capital Corporation, et. al., was filed in the Eastern District of Pennsylvania by alleged purchasers of the Company’s 4.25% Convertible Debentures and 8.50% Monthly Income Senior Notes. The complaint names PMA Capital Corporation, PMA Capital Trust I, PMA Capital Trust II, certain of the Company’s officers and directors and investment banking firms as defendants. The complaint alleges, among other things, that the defendants violated Section 11, 12(a)(2) and 15 of the Securities Act of 1933 by making materially false and misleading statements about its reserves in the registration statement, prospectuses and prospectus supplements in connection with the debt.

We intend to vigorously defend against the claims asserted in these actions, which are in their earliest stages.

Item 9. Regulation FD Disclosure.

        In response to a question asked at our November 7th conference call, the gross current accident year loss and LAE ratios for accident years 1997-2000 for PMA Capital Insurance Company, the wholly owned reinsurance subsidiary of PMA Capital Corporation, have been posted on our website and are as follows:

PMA Capital Insurance Company
Gross Loss and LAE Ratios
All Lines of Business (Including Property and Finite)
Accident Years 1997 — 2000
As of September 30, 2003

Accident Year	Loss and LAE ratio
1997	117%
1998	127%
1999	127%
2000	106%

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMA Capital Corporation

Date: November 7, 2003	By: /s/ William E. Hitselberger
William E. Hitselberger
Senior Vice President, Chief Financial Officer and Treasurer